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                       [BAKER BOTTS L.L.P. LETTERHEAD]


August 9, 2000

021031.0129



EGL, Inc.
15350 Vickery Drive
Houston, Texas 77032

Ladies and Gentlemen:

         We have acted as your counsel in connection with the transactions contemplated by the Agreement and Plan of Merger among EGL, Inc. ("EGL"), EGL Delaware I, Inc. ("Merger Sub") and Circle International Group, Inc. ("Circle"), dated as of July 2, 2000 (the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Circle (the "Merger"). In that connection, we have participated in the preparation of a registration statement under the Securities Act of 1933, as amended, of EGL on Form S-4 (Registration No. 333-42310) in the form thereof filed with the Securities and Exchange Commission (as amended, the "Registration Statement"), including a Joint Proxy Statement/Prospectus forming Part I of the Registration Statement (the "Proxy Statement").

         We have examined the Merger Agreement, the Proxy Statement, and the representation letters of EGL and Circle (the "Representation Letters") delivered to us for purposes of this opinion, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) the Merger will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement are accurate and complete, and (iii) the representations made to us in the Representation Letters are accurate and complete.

         Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and that, accordingly, the following will be the principal federal income tax consequences of the Merger:

         (1) no gain or loss will be recognized by a Circle stockholder on the exchange of a Circle common share for an EGL common share pursuant to the terms of the Merger,

         (2) the tax basis of each EGL common share received in the Merger will be the same as the basis of the Circle common share surrendered in exchange for that share, and


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EGL, Inc.



                                       2                          August 9, 2000



         (3) the holding period of each EGL common share received in the Merger will include the period that the Circle common share surrendered in exchange therefor was held by the holder, provided the surrendered share was held as a capital asset of the holder.

         We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the references to this Firm in the sections captioned "The Merger -- Material United States Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy Statement. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

         This opinion relates solely to certain federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax law other than those pertaining to the income tax.

         We are furnishing this opinion to you solely in connection with the Merger and this opinion is not to be relied upon, circulated, quoted or otherwise referred to by other persons for any purpose.

                                         Very truly yours,

                                         BAKER BOTTS L.L.P.





GVN:430